EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-114777 of Salmedix, Inc. on Form S-1 of our report dated February 24, 2004 (except for the second paragraph in Note 2, the first and fifth paragraphs in Note 5, and the fourth and fifth paragraphs in Note 9, as to which the date is April 23, 2004, and the first, second and third paragraphs in Note 9, as to which the date is September 14, 2004), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

September 15, 2004